Exhibit 99.(g)(16)
October 7, 2013
Mr. Robert Triano
Vice President
State Street Bank and Trust Company
801 Pennsylvania
Kansas City, MO 64105

Re:	Pacific Select Fund (the “Fund”)
Ladies and Gentlemen:
Please be advised that the undersigned Fund has established the Tactical Strategy and Tactical International Portfolios effective December 6, 2013. In accordance with Section 1 of the Custody and Investment Accounting Agreement dated as of June 1, 2001, as amended, by and between the Fund and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the new portfolios under the terms of the aforementioned contract.
Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.
Sincerely,
PACIFIC SELECT FUND
By: /s/ Mary Ann Brown
Name: Mary Ann Brown
Title: Chief Executive Officer
By: /s/ Laurene E. MacElwee
Name: Laurene E. MacElwee
Title: VP & Assistant Secretary
Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY
By: /s/ Todd Kennedy
Name: Todd Kennedy
Title: Vice President